Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 1, 2013, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Knight Transportation, Inc. on Form 10-K for the year ended December 31, 2012.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Knight Transportation, Inc. on Forms S-8 (File Nos. 333-72377, effective February 16, 1999, 333-105718, effective May 30, 2003, 333-126601, effective July 14, 2005, 333-152756, effective August 4, 2008, and 333-181547, effective May 17, 2012).

/s/ GRANT THORNTON LLP

Phoenix, Arizona
March 1, 2013

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